Exhibit 99.1

For Release: October 2, 2014

Contact: Michael R. Tuttle

(802) 865-1808

Merchants Bancshares, Inc. Announces Appointment of Chief Financial Officer

SOUTH BURLINGTON, VT—Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, announced that Thomas Meshako has been appointed as Chief Financial Officer and Treasurer effective November 10, 2014. Mr. Meshako comes to the Company from Brookline Bancorp, Inc. (NASDAQ: BRKL) where he has served as the Director of Finance for three years. Prior to joining Brookline, Mr. Meshako was Senior Vice President of Operations of Union Bankshares, Inc. (NASDAQ: UNB), and, before then, Senior Vice President, Financial Planning and Analysis, with Chittenden Corporation for nine years.

Michael R. Tuttle, Merchants Bancshares, Inc. President and Chief Executive Officer commented, “Tom is very familiar with our company and the markets we serve. Over the past 30 years, Tom has had a number of opportunities to work with a variety of top performing commercial banks and gain some great experience that can benefit our company. We are delighted to welcome Tom back to Vermont.”

Thomas Meshako added, “I am very excited to join the Merchants team. I look forward to contributing to the company through my experiences and knowledge of over thirty years in the banking industry. I have been fortunate to have worked with successful teams in the past and I am confident that will continue at Merchants Bancshares, Inc.”

Established in 1849, Merchants Bank is Vermont’s largest and sole remaining statewide independent bank. Consumer, business, municipal and investment customers enjoy personalized relationships, sophisticated online and mobile banking options, and 32 branches statewide. Merchants Bank (Member FDIC, Equal Housing Lender, NASDAQ “MBVT”) and Merchants Trust Company employ approximately 300 full-time employees and 40 part-time employees statewide, and have earned several “Best Places to Work in Vermont” awards. American Banker ranks Merchants Bank a “Top 200” in America among 851 peers. www.mbvt.com